EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated March 15, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 653 (S&P Japan Enhanced Index Strategy Portfolio 2007-2, BRIC Opportunity Portfolio 2007-2 and Ardour Global Alternative Energy Portfolio 2007-2) as of March 15, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."



                                                              Grant Thornton LLP

New York, New York
March 15, 2007